Exhibit 5.1
August 12, 2024

Wynn Resorts, Limited
3131 Las Vegas Boulevard South
Las Vegas, Nevada 89109

Ladies and Gentlemen:

I am General Counsel and Secretary of Wynn Resorts, Limited, a Nevada corporation (the “Corporation”). The Corporation is registering with the Securities and Exchange Commission (the “Commission”) on a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), 2,400,000 shares of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), issuable under the Wynn Resorts, Limited Second Amended and Restated 2014 Omnibus Incentive Plan (the “Plan”), including shares that may again become available for delivery with respect to awards under the Plan pursuant to certain share recycling and other terms and conditions of the Plan (the “Shares”).

In rendering the opinions hereinafter expressed, I have examined the Registration Statement, the Plan, and the Corporation’s Articles of Incorporation and Bylaws, each as amended to date. I have also examined and relied upon such corporate records of the Corporation and other documents and certificates with respect to factual matters as I have deemed necessary to render the opinion expressed herein. Without limiting the generality of the foregoing, I have assumed without independent verification, that (i) each document I reviewed has been duly and validly executed and delivered by each party thereto to the extent due execution and delivery are a prerequisite to the effectiveness thereof, (ii) each natural person executing a document has sufficient legal capacity to do so, and (iii) all original documents reviewed are authentic, the signatures on all documents examined are genuine, and all certified, conformed, photostatic or facsimile copies of documents reviewed conform to the original document.

On the basis of the foregoing, and in reliance thereon, and having regard to legal considerations and other relevant information, I am of the opinion that the Shares are duly authorized, and when the Registration Statement related to the Shares becomes effective under the Act, to the extent issued in accordance with the Plan and the award agreements thereunder, will be validly issued, fully paid and nonassessable provided that any Shares issued pursuant to certain deferred payment arrangements will be fully paid when such deferred payments are made in full pursuant to the Plan and the award agreements thereunder.

The opinions set forth herein are expressly limited to the effect of the general corporate laws of the State of Nevada as in effect as of the date hereof and does not extend to or express any opinion concerning any other laws, including any federal securities law, or any state securities or “blue sky” laws or regulations.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission.

Very truly yours,
/s/ Ellen Whittemore
Ellen Whittemore